EXHIBIT 99.1


                             GRANT PARK FUTURES FUND


                   GRANT PARK WEEKLY PERFORMANCE STATISTICS *
                                    10/14/05

                       WEEKLY ROR             MTD ROR                  YTD ROR
CLASS A UNITS            -0.40%                -3.82%                   -6.44%
CLASS B UNITS            -0.42%                -3.85%                   -7.13%

* Subject to independent verification

              WEEKLY COMMENTARY FOR THE WEEK ENDED OCTOBER 14, 2005

The Grant Park Fund sustained small losses over the previous week. Positions in the currencies, stock indices and energies accounted for the majority of setbacks. Gains came mostly from positions in the interest rate sector.

Long positions in the currency sector posted losses for the week, as a round of weak economic reports put pressure on the U.S. dollar and related currencies. U.S. retail sales for September rose 0.2% versus economists' expectations of 0.4% while the core consumer price index (CPI), which doesn't take food and energy prices into account, increased by 0.1%. Economists had expected CPI to come in at 0.2%. It was also reported that U.S. industrial production fell 1.3% for the month. This news put pressure on the U.S. and Canadian dollars as investors reasoned that the poor economic news would give the Federal Reserve Bank reason to slow its current cycle of raising short-term interest rates. The largest losses came from long positions in the Canadian dollar, which weakened against its U.S. counterpart, as currency traders worried that a slowing U.S. economy could translate into a slowing Canadian economy. Long positions in the Mexican peso also reported losses, as concerns over the U.S. economy weakened the peso against the dollar. Long positions in the dollar index in New York additionally lost ground for the week.

Long positions in the stock indices reported setbacks for the week. The London FTSE-100, the Paris CAC and the German DAX all closed lower for this period, as fears of weakening metals prices pushed mining stocks lower. Analysts said some investors remained concerned (despite the softer-than-expected data mentioned above) that the Federal Reserve might continue to raise short-term rates, thus strengthening the U.S. dollar and making base and precious metals less expensive. Long positions in the Hong Kong Hang Seng and Australian Share Price Index also posted losses.

Long positions in the energy complex sustained losses as prices for unleaded gasoline closed lower for the week. Analysts said that a Thursday report showing that gasoline inventories fell 2.7 million helped the contract to rally from lower levels set early in the week, but that investors continued to be concerned that presently high prices might still cause consumers to conserve gasoline. The November contract closed 8.06 cents lower at $1.7486 per gallon. Prices for natural gas and heating oil were also slightly lower for the week, bringing losses to long positions.

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY


[LOGO]                                          555 West Jackson Blvd, Suite 600
Dearborn Capital Management, LLC                              Chicago, IL  60661
                                                 (312) 756-4450 o (800) 217-7955
                                                            o FAX (312) 756-4452
                                             Performance Hotline: (866) 516-1574
                                                website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com

Lastly, short positions in the interest rate sector posted gains for the week. Commentators reported that prices for fixed income products fell as investors continue to worry that persistently high energy prices may begin to seep into other parts of the economy, thus increasing inflationary fears. Headline CPI, which does factor in energy and food prices, was 1.2% for September, the largest increase in 25 years. Economists had forecasted a 0.9% increase. Shorts in the U.S. Treasury bond contract at the Chicago Board of Trade gained as the December issue fell 1 point and 20/32s for the week; the Ten-year note was 26/32s lower while the Five-year note closed 14/32s lower. Shorts in the Australian fixed income products also gained ground as the 90-day bank bill and Ten-year bond contract settled lower for the week.



































              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY


[LOGO]                                          555 West Jackson Blvd, Suite 600
Dearborn Capital Management, LLC                              Chicago, IL  60661
                                                 (312) 756-4450 o (800) 217-7955
                                                            o FAX (312) 756-4452
                                             Performance Hotline: (866) 516-1574
                                                website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com